EXHIBIT 10.1

[Letterhead of Obagi Medical Products]

March 24, 2008

Mr. Stephen Garcia

9839 La Arena Circle

Fountain Valley, CA 92708

Re:   Transition Arrangements

Dear Stephen:

The purpose of this letter is to confirm the circumstances of your employment with OMP, Inc. over the next four months as we have discussed recently.  Our intent is to facilitate the Company’s orderly transition to a new CFO & EVP of Operations & Administration, and to provide you with the possibility of a substantial monetary reward, the “Transition Success Payment,” in exchange for your cooperation in that transition.

We plan to continue your employment as CFO at your current salary and benefits until July 15, 2008.  During that period of time you will be transitioning your duties and responsibilities to others, as directed by the Company, and you will use your best efforts to ensure a smooth transition.  Although our plan is to continue your employment through July 15, your employment status until that time will remain “at will,” which means that either you or the Company may end your employment at any time for any reason.

Provided that you remain employed by the Company until July 15, 2008 and you have performed your transitional duties to the Company’s reasonable satisfaction, you will be eligible based at the CEO’s sole discretion, to receive a Transition Success Payment equal to your current annual salary of $253,000 payable over a period of one year on the Company’s normal payroll cycle, less all normal payroll deductions.  During the period of time that you receive this payment, you will not be an employee of the Company and you will not be eligible to receive any benefits provided to the Company’s employees.  In addition, you will be eligible based at the CEO’s sole discretion, to receive any and all stock options that remain unvested, that would have vested between the Separation Date and December 31, 2008, shall be deemed fully vested and immediately exercisable, as of the Separation Date.  If your employment ends for any reason before July 15, 2008, unless by mutual agreement with the CEO, you will not be eligible for this payment or the accelerated stock vesting.  Your receipt of this payment shall be conditional upon your execution of a release of all claims as stated in Exhibit A attached hereto.

Please sign below to indicate your acceptance of this proposal.  We look forward to a mutually satisfactory transition.

Sincerely

/s/ Steven R. Carlson

March 24, 2008	/s/ Stephen Garcia
Date	Stephen Garcia

Exhibit A

Separation Agreement and General Release

For good and valuable consideration, the parties below enter this Separation Agreement and General Release (the “Agreement”).

1.             Parties.  The parties to this Agreement are Stephen Garcia, his heirs, representatives, successors and assigns (hereinafter referred to collectively as “Mr. Garcia”) and OMP, Inc. and/or any of its successors, subsidiaries, affiliates, parents, and related companies (hereinafter referred to collectively as the “Company”).

2.             Separation from Employment.  Mr. Garcia acknowledges and agrees that his employment relationship with the Company has ended, effective July 15, 2008 (the “Separation Date”), and has not been terminated earlier by either party.

3.             Separation Benefits.  As consideration for the promises and covenants of Mr. Garcia set forth in this Agreement the Company will pay Mr. Garcia a Transition Success Payment equal to one year of pay at his current rate of compensation of $253,000.  This sum shall be paid over a period of one year in equal installments on the Company’s normal payroll schedule, less all normal payroll deductions.  Mr. Garcia shall not be an employee of the Company during the period that these payments are made, and he shall not be eligible for any benefits provided to the Company’s employees during that period.  These payments will begin on the first normal payroll date after the effective date of this Agreement.  In addition, you will be eligible based at the CEO’s sole discretion, to receive any and all stock options that remain unvested, that would have vested between the Separation Date and December 31, 2008, shall be deemed fully vested and immediately exercisable, as of the Separation Date.   Mr. Garcia will be allowed to continue, at Mr. Garcia’s sole expense, his coverage in the Company’s group health plans, pursuant to applicable law (COBRA).

4.             No Other Payments Due.  Mr. Garcia acknowledges and agrees that he has received all salary, accrued vacation, bonuses, or other such sums due to him other than the Transition Success Payment.

5.             Release of Claims By Mr. Garcia.   As consideration for the promises and covenants of the Company set forth in this Agreement, Mr. Garcia hereby fully and forever releases and discharges the Company and its or their current and former owners, shareholders, agents, employee benefit plans, representatives, employees, attorneys, parties, successors, predecessors, related companies, and assigns (hereinafter collectively called the “Released Parties”), from all claims and causes of action, whether known or unknown, including but not limited to those arising out of or relating in any way to Mr. Garcia’s employment with the Company, including the termination of his employment, based on any acts or events occurring up until the date of Mr. Garcia’s signature below.  Mr. Garcia understands and agrees that this Release is a full and complete waiver of all claims, including, but not limited to, any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress; any claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as related to severance benefits, the California Fair Employment and Housing Act, California Government Code § 12900 et seq., the California Labor Code, the California Business & Professions Code, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, the Civil Rights Act of 1991; and any claims under any other federal, state, and local laws and regulations.  This Agreement does not release claims that cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code (which includes indemnification rights).

6.             Outstanding Claims.  As further consideration and inducement for this Agreement, Mr. Garcia represents that he has not filed or otherwise pursued any charges, complaints or claims of any nature which are in any way pending against the Company or any of the Released Parties with any court with respect to any matter covered by this Agreement and that, to the extent permitted by law, he will not do so in the future.  Mr. Garcia further represents that, with respect to any charge, complaint or claim he has filed or otherwise pursued or will file or otherwise pursue in the future with any state or federal agency against the Company or any of the Released Parties, he will forgo any monetary damages, including but not limited to compensatory damages, punitive damages, and attorneys’ fees, to which he may otherwise be entitled in connection with said charge, complaint or claim.  Nothing in this Agreement shall limit Mr. Garcia’s right to file a charge, complaint or claim with any state or federal agency or to participate or cooperate in such matters.

7.             Civil Code 1542 Waiver. As a further consideration and inducement for this Agreement, Mr. Garcia hereby waives any and all rights under Section 1542 of the California Civil Code or any other similar state, local, or federal law, statute, rule, order or regulation he may have with respect to the Company and any of the Released Parties.

Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Mr. Garcia expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed.

8.             Consideration and Revocation Periods.  Mr. Garcia has been advised that he should to consult with an attorney before signing this Agreement.  Mr. Garcia also understands that he has twenty-one (21) calendar days after receipt of this Agreement within which to review and consider it and decide to execute or not execute it, and that he shall not sign it prior to July 15, 2008.  Mr. Garcia also understands that for a period of seven (7) calendar days after signing this Agreement, he may revoke this Agreement by delivering to the VP, Human Resources of the Company, within said seven (7) calendar days, a letter stating that he is revoking it.  This Agreement will be effective only after the expiration of this revocation period.

9.             No Admission of Liability.  By entering into this Agreement, the Company and all Released Parties do not admit any liability whatsoever to Mr. Garcia or to any other person arising out of claims heretofore or hereafter asserted by him, and the Company, for itself and all Released Parties, expressly denies any and all such liability.

10.          Confidentiality of Terms of Agreement.  Mr. Garcia agrees to maintain in confidence the terms of this Agreement and to discuss them only with attorneys, tax advisors, and family members who have a reasonable need to know of such terms.

11.          Non-Disclosure of Confidential and Proprietary Information.  Mr. Garcia agrees that he shall continue to maintain the confidentiality of all confidential and proprietary information of the Company.  Mr. Garcia agrees that, in accordance with this Agreement and any other confidentiality agreements which may exist between him and the Company, he shall not divulge, furnish, or make available to any party any confidential or proprietary information of the Company.  Mr. Garcia further agrees that on or before the Separation Date, he shall return to the Company all of its property in his possession.

12.          Joint Participation In Preparation Of Agreement.  The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft this Agreement.  Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.  This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

13.          Choice of Law and Consent to Jurisdiction.  The parties agree that California law shall govern the validity, effect, and interpretation of this Agreement.

14.          Section Headings.  Section headings in this Agreement are included for convenience of reference only and shall not be considered a part of this Agreement for any other purpose.

15.          Entire Agreement.  This Agreement constitutes the complete understanding between Mr. Garcia and the Company and supersedes any and all prior agreements, promises, representations, or inducements, no matter its or their form, concerning its subject matter, with the exception of the Settlement Agreement and General Release and any confidentiality, proprietary information, trade secret or invention assignment agreement previously executed by Mr. Garcia, which remain in full force and effect to the extent not inconsistent with this Agreement.  No promises or agreements made subsequent to the execution of this Agreement by these parties shall be binding unless reduced to writing and signed by authorized representatives of these parties.  Should any of the provisions of this Agreement be rendered invalid by a court or government agency of competent jurisdiction, the remainder of this Agreement shall, to the fullest extent permitted by applicable law, remain in full force and effect.

16.          Acknowledgement.  Mr. Garcia hereby acknowledges that he has read and understands the foregoing Agreement and that he signs it voluntarily and without coercion.

Dated: , 200
Stephen Garcia

Dated: , 200	OMP, Inc.

By
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